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                                                                 EXHIBIT 10.18.1



                 1995 UNION CARBIDE PERFORMANCE INCENTIVE PLAN

Section 1:  Purpose

     The purpose of the Plan is to provide incentive compensation to certain designated employees of the Corporation who hold senior management positions with the Corporation, based upon the achievement of preestablished performance goals to assure that such compensation is deductible by the Corporation under Section l62(m) of the Internal Revenue Code.

Section 2:  Definitions

     2.1 "Award" shall mean the amount payable to a Participant under the Plan determined in accordance with the terms of the Plan.

     2.2 "Award Year" shall mean each calendar year with respect to which Awards are payable under the Plan.

     2.3 "Beneficiary" shall mean a Participant's deemed beneficiary pursuant to Section 9 hereof.

     2.4    "Board" shall mean the Board of Directors of Union Carbide
Corporation.

     2.5 "Code" shall mean the Internal Revenue Code of 1986, as amended, and any and all regulations promulgated thereunder.

     2.6 "Committee" shall mean the Compensation and Management Development Committee of the Board. Each member of the Committee shall at all times be an "outside director" as defined in Section 162(m) of the Code.

     2.7 "Corporation" shall mean Union Carbide Corporation and such of its subsidiary companies as shall be designated by the Board to participate in the Plan.

     2.8 "Participant" shall mean an employee of the Corporation designated by the Committee under Section 4 to participate in the Plan.

     2.9    "Plan" shall mean this 1995 Union Carbide Performance Incentive
Plan.

     2.10 "Savings Program" shall mean the Savings Program for Employees of Union Carbide Corporation and Participating Subsidiary Companies.
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Section 3: Administration

     3.1 The Plan shall be administered by the Committee, who shall have full power and authority to administer, construe arid interpret the Plan, establish and amend administrative regulations to further the purpose of the Plan, and take any other action necessary to administer the plan, provided, however, that notwithstanding any other provision of the Plan to the contrary, the Plan shall he operated such that Awards paid pursuant to the Plan shall be deductible by the Corporation pursuant to Section 162(m) of the Code. Tile Committee's decision, actions, and interpretations regarding the Plan shall be final and binding upon all Participants and Beneficiaries.

     3.2 The Committee may, to the extent permitted by law, delegate its authority as described hereunder; provided, however, that the Committee may not delegate its responsibilities hereunder if such delegation would jeopardize compliance with the "outside directors" requirement (or any other applicable requirement) under Section l62(m) of the Code.

Section 4: Eligibility

     4.1 The Chief Executive Officer and the Chief Operating Officer of the Corporation shall be the Participants eligible for awards under the Plan. Prior to the beginning of each Award Year, the Committee may designate other employees of the Corporation who may be the Participants eligible for Awards under the Plan.

Section 5: Awards

     5.1 The Committee may adopt in writing objective performance goals for an Award Year which shall be based upon the Corporation's return on capital relative to a peer group of companies or such other financial criteria as the Committee shall determine. The Committee may then establish an award schedule based upon achievement during such Award Year of such performance goals.
Such award schedule and performance goals shall be approved by the Committee prior to or after the start of the Award Year, except that the award schedule and performance goals may not be approved after the start of the Award Year unless the Awards made pursuant thereto would be deductible by the Corporation under Section 162(m) of the Code.

     5.2 An individual award to the Chairman or CEO cannot exceed $1,500,000 and to all others cannot exceed $800,000 for any Award Year.

     5.3 The Committee may determine to reduce any Award determined under the Plan (including no Award) but the Committee shall be precluded from increasing such Award.

     5.4 The Committee shall certify that the performance goals have been satisfied prior to the determination and payment of any Award.

Section 6: Payment of Awards

     6.1 Awards shall be paid in cash in the first quarter of the calendar year following the Award Year.

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     6.2    The Committee reserves the right to accelerate payment of some or all of an Award into an Award Year if such acceleration does not result in loss of deductibility of the Award to the Corporation pursuant to Section 162(m) of the Code.

     6.3 The Corporation shall have the right to deduct from any Award to be paid under the Plan any federal, state or local taxes required by law to be withheld with respect to such payment.

Section 7:  Termination of Employment

     7.1 If a Participant's employment with the Corporation is terminated during an Award Year, the Committee shall determine whether the Participant shall he entitled to any Award for such Award Year and the amount of any such Award.

     7.2 A Participant whose employment with the Corporation is terminated for any reason shall be deemed to have terminated employment with the Corporation On the last day of the month in which the termination occurs.

Section 8:  Adjustments

     8.1 In order to assure the incentive features of the Plan and to avoid distortion in the operation of the Plan, the Committee shall make adjustments in the performance goals established for any Award Year, whether before or after the end of the Award Year to compensate for or reflect any extraordinary changes which may have occurred during the Award Year which alter the basis upon which performance levels were determined. Such changes include the following: extraordinary items, accounting changes, income from discontinued operations, and the impact of material events that have been publicly disclosed.

            Notwithstanding anything to the contrary, the Committee may forego all or a portion of any of the above adjustments, to the extent it deems appropriate, if in doing so the Awards would be deductible to the Corporation under Section 162(m) of the Code.

Section 9:  Beneficiary Designation

     9.1 The beneficiary or beneficiaries designated by the Participant or deemed to have been designated by the Participant under the Savings Program shall be deemed to be the Participant's Beneficiary. If a Participant does not participate in the Savings Program or if a Participant does participate in the Savings Program and has not designated or been deemed to have designated a beneficiary thereunder, and such Participant dies without designating a Beneficiary under this Plan, or if a Beneficiary does not survive the Participant, then any Awards to which the Participant is entitled that have not been paid prior to the Participant's death shall be distributed to the Participant's estate. If the Beneficiary of a deceased Participant survives the Participant, and dies before such Participant's Award is distributed, then such Award shall be distributed to the Beneficiary's estate.

Section 10: General Provisions

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    10.1    A Participant may not assign an Award without the Committee's prior written consent. Any attempted assignment without such consent shall be null and void. For purposes of this paragraph, any designation of, or payment to, a Beneficiary shall not be deemed an assignment.

    10.2 The Plan is intended to constitute an unfunded incentive compensation arrangement for a select group of key management. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind. A Participant's right to receive an Award shall be no greater than the right of an unsecured general creditor of the Corporation. All Awards shall be paid from the general funds of the Corporation, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such Awards.

    10.3 Nothing contained in the Plan shall give any Participant the right to continue in the employment of the Corporation, or affect the right of the Corporation to discharge a Participant.

    10.4 No person shall have any claim to he granted an Award under the Plan and there is no obligation for uniformity of treatment of eligible employees under the Plan.

    10.5 The Plan shall he construed and governed in accordance with the laws of the State of New York.

Section 11: Amendment, Suspension, or Termination

            The Board reserves the right to amend, suspend, or terminate the Plan at any time; provided, however, that any amendment, suspension or termination shall not adversely affect the rights of Participants or Beneficiaries to receive Awards granted prior to such action.

Section 12: Effective Date and Duration of Plan

           The Plan shall be effective for services to the Corporation performed by Participants for years beginning on or after January 1, 1995. No payments shall be made under the Plan until the material terms of tile Plan have been approved by the shareholders of the Corporation.



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